Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Income Statement Data by Business Unit

Three Months Ended March 31, 2007

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 709	$ 1,368	$ 512	$ 397	$ 77	$ (7)	$ (52)	$ 3,004

Cost of Sales and Other Operating Expenses	514	1,191	474	299	70	10	10	2,568

Depreciation & Amortization	75	69	7	12	3	-	3	169

Operating Income (Loss)	120	108	31	86	4	(17)	(65)	267

Other Income (Expense), Net	4	(2)	-	-	-	-	9	11

Income (Loss) before Interest & Taxes (1)	124	106	31	86	4	(17)	(56)	278

Net Interest Expense (Income) (2)	24	12	2	(7)	1	1	13	46

Income Tax Expense (Benefit)	38	39	4	39	(1)	(8)	(48)	63

Equity in Earnings of Certain Unconsolidated Subsidiaries	-	-	46	-	12	-	-	58

Discontinued Operations	-	-	-	-	-	-	1	1

Net Income (Loss)	$ 62	$ 55	$ 71	$ 54	$ 16	$ (10)	$ (20)	$ 228

Three Months Ended March 31, 2006

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 722	$ 1,425	$ 780	$ 396	$ 76	$ -	$ (63)	$ 3,336

Cost of Sales and Other Operating Expenses	556	1,258	578	314	70	10	(19)	2,767

Depreciation & Amortization	67	66	7	11	3	-	3	157

Operating Income (Loss)	99	101	195	71	3	(10)	(47)	412

Other Income (Expense), Net	2	-	(1)	1	1	(1)	2	4

Income (Loss) before Interest & Taxes (1)	101	101	194	72	4	(11)	(45)	416

Net Interest Expense (2)	19	15	16	6	-	-	28	84

Income Tax Expense (Benefit)	35	37	62	25	3	(6)	(48)	108

Equity in Earnings of Certain Unconsolidated Subsidiaries	-	-	-	-	10	-	-	10

Discontinued Operations	-	-	-	-	-	-	21	21

Net Income (Loss)	$ 47	$ 49	$ 116	$ 41	$ 11	$ (5)	$ (4)	$ 255

(1) Management believes "Income (Loss) before Interest & Taxes" (Operating Income plus Other Income, Net) is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income taxes, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense (Income) includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.